Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-96973 and 333-130932 on Forms S-3 of our report dated February 28, 2007 (which report expresses an unqualified opinion and includes an explanatory paragraph as to a change in accounting principle for conditional asset retirement obligations in 2005), relating to the consolidated financial statements of Virginia Electric and Power Company (a wholly-owned subsidiary of Dominion Resources, Inc.), appearing in this Annual Report on Form 10-K of Virginia Electric and Power Company for the year ended December 31, 2006.

/s/    Deloitte & Touche LLP

Richmond, Virginia

February 28, 2007